Exhibit 10.3

PROMISSORY NOTE

$[●]

FOR VALUE RECEIVED, Borealis Foods Inc., a federally incorporated Canadian corporation (the “Borrower”), promises to pay to BARTHELEMY HELG, an individual residing at Etzelweidstrasse 11, Schindellegi, CH-8834, Switzerland (the “Lender”), the principal sum of

[●] U.S. DOLLARS

The designation of “Lender” or “Borrower” as used herein shall include singular, plural, masculine, feminine or neutral as required by the context.

1.	Promise to Pay. The Borrower promises to pay to the order of the Lender by check or wire transfer, the sum of [●] U.S. Dollars ($●) (the “Principal”).

2.	Interest. The Principal shall bear simple interest at the rate of ten percent (10%) (the “Margin”) floating over the LIBOR 30-Day Index Rate, or its future equivalent.

For purposes of this Promissory Note, LIBOR 30-Day Index Rate means the rate of interest per annum equal to the London Interbank Offered Rate (“LIBOR”) for thirty (30) day U.S. dollar deposits as published in the “Money Rates” column of the local edition of The Wall Street Journal based on the most recent rate information available two (2) days prior to the date that the interest rate is selected by Borrower. If such rate is no longer available, Borrower shall choose a new LIBOR Index Rate based on comparable information. If more than one rate is quoted, Borrower shall use the arithmetic average of such rates. This rate will be effective on and from the date of disbursement, based on the most recent rate information available on the date of disbursement, and will be effective until the first (1st) day of the first (1st) calendar month following the date of disbursement.

The interest rate shall be readjusted to the current LIBOR 30-Day Index Rate plus the Margin based on the most recent rate information available on the date that the interest rate is adjusted and such rate shall be effective until the first (1st) day of the next calendar month after the date the rate is adjusted. The rate shall be adjusted each first (1st) day of each calendar month thereafter at the current LIBOR 30-Day Index Rate plus the Margin based on the most recent rate information available on the date that the interest rate is adjusted.

Interest shall be calculated at the rate of 1/360 of the annual rate of interest for each day that principal is outstanding (i.e., interest will accrue and be paid on the actual number of calendar days elapsed from the date of each advance based on a 360-day year).

3.	Payment. Interest shall be due and payable monthly on the 1st day of each month.

4.	Demand. The entire outstanding Principal and any unpaid interest shall be fully due and payable in U.S. Dollars, at the address set forth above, or at such other place as the Lender may designate in writing, ON DEMAND.

5.	Prepayment. Borrower shall have the option to prepay this Promissory Note, in full or in part, at any time without penalty.

6.	Status of Lender. In the event that the Borrower ceases to be a shareholder, officer or director of the Borrower for any reason, or the Borrower seeks relief under applicable bankruptcy laws, or suffers an involuntary petition in bankruptcy or receivership not vacated within thirty (30) days, the entire balance of this Promissory Note shall be immediately due and payable to the Borrower.

7.	Default. Unless otherwise agreed to by the Lender, failure of Borrower to pay any sum when due and payable hereunder or failure to perform any covenant hereunder shall constitute an event of default (“Default”). In the event of a Default hereunder, the Margin of the interest rate set forth above shall be increased to fifteen percent (15%) per annum, beginning on the date of such Default and continuing until the Default is cured in full. Furthermore, the Borrower agrees that in the event of a Default, the whole amount evidenced by this Promissory Note shall, at the option of the Lender, become immediately due and the Lender shall have the right to institute any proceedings on this Promissory Note for the purpose of collecting the Principal and Interest with the costs and expenses of protecting any security connected herewith.

8.	Notices. All notices and communications to Borrower in connection with this Promissory Note shall be to the address first set forth above.

9.	Enforcement. The Borrower shall pay all costs and expenses, including legal expenses and reasonable attorney’s fees incurred by Lender in connection with the enforcement of Borrower’s obligations under this Promissory Note. No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder, and no single or partial exercise of any right hereunder shall preclude other or future exercise thereof.

10.	Waiver. Demand, presentment, protest, or other requirements of notice or acts of diligence are waived by all parties hereto.

11.	No Assignment; Successors. No rights or obligations of Borrower or Lender hereunder may be assigned or otherwise transferred without the prior written consent of Borrower. This Promissory Note shall be binding upon Borrower’s assigns and other successors, and shall inure to the benefit of Lender’s permitted assigns and other successors.

12.	Governing Law. This Promissory Note shall be governed by and construed in accordance with the laws of the Province of Ontario, without regard to conflict or choice of law principles.

IN WITNESS WHEREOF, this Promissory Note is effective as of the date first written above.

BOREALIS FOODS INC.

Per:	Reza Soltanzadeh
Its:	President